EXHIBIT 99.1

Tenax Therapeutics Appoints Robyn Hunter to the Board of Directors

Morrisville, NC – January 31, 2022 -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced today that Tenax Therapeutics appointed Robyn Hunter to its Board of Directors, effective January 28, 2022. Ms. Hunter is an independent director and will chair the Board’s audit and compliance committee.

“We are very pleased to welcome Robyn to our Board of Directors”, said Christopher T. Giordano, President and Chief Executive Officer of Tenax Therapeutics. “Robyn brings a wealth of financial and operational expertise within the life sciences industry to our Board. She has significant experience in development-stage biotechnology companies, and I expect will provide Tenax an invaluable industry perspective as we advance our two lead drug candidates, TNX-201 and TNX-102, into pivotal testing.”

Ms. Hunter currently serves as the Chief Financial Officer of Fortress Biotech, Inc., an innovative biopharmaceutical company. From August 2011 to June 2017, Ms. Hunter served as the Vice President and Corporate Controller of Fortress Biotech. Prior to joining Fortress Biotech, she served as Senior Vice President and Chief Financial Officer of Schochet Associates, Inc. from January 2006 to May 2011. From August 2004 to January 2006, Ms. Hunter served as the Corporate Controller for Indevus Pharmaceuticals, Inc. Earlier in her career, Ms. Hunter held several positions from Accounting Manager to Vice President and Treasurer of The Stackpole Corporation. Ms. Hunter holds a B.A. in Economics from Union College in Schenectady, New York.

“I look forward to joining Tenax’s Board of Directors, particularly at this stage of the Company’s growth. Tenax is positioned to advance two drugs into Phase 3 testing in the coming months, with each drug having the potential to address a significant unmet medical need in cardiovascular medicine. With imatinib and levosimendan having already demonstrated proof-of-concept in the clinic, I believe Tenax represents a unique opportunity to bring significant value to both patients and its shareholders, and I am very happy to help guide the Company as it advances these two programs.”

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has world-class scientific advisory teams, including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize subcutaneous and oral formulations of levosimendan and has recently released detailed results from the Phase 2 HELP Study of levosimendan in Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF) at the Heart Failure Society of America (HFSA) Virtual Annual Scientific Meeting, and in the Journal of the American College of Cardiology: Heart Failure. Tenax Therapeutics is also developing a unique oral formulation of imatinib designed to minimize the gastric irritation observed in a previous Phase 3 trial of the marketed version of the therapy while assuring that the dose achieved is at the level necessary for the drug to be effective. Tenax Therapeutics expects to conduct a single pivotal trial pursuant to the 505(b)(2) pathway for regulatory approval. For more information, visit www.tenaxthera.com.

About Levosimendan (TNX-102 and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize oral (TNX-103) and subcutaneous (TNX-102) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translated into an improvement in exercise capacity. Patients have now completed the open-label transition study from weekly IV to a more convenient daily, oral regimen, TNX-103. The discovery that venous dilation of the splanchnic circulation with levosimendan leads to increased exercise capacity in PH-HFpEF patients forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no drug therapy has ever improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

About Imatinib (TNX-201)

Tenax Therapeutics is developing a novel dose and unique formulation of imatinib mesylate, a kinase inhibitor that has received FDA’s orphan designation (March 2020) for the treatment of pulmonary arterial hypertension (PAH). The IMPRES trial, a previous Phase 3 trial, demonstrated that oral imatinib may produce a markedly greater, and much more durable, treatment effect on exercise tolerance, than any other available PAH treatment, alone or in combination, in those patients who were maintained on the full imatinib dose for the majority of the trial. Despite the availability of several classes of pulmonary vasodilators, no existing treatment has been shown to halt progression or induce regression of the disease. Imatinib acts on underlying cellular proliferative pathways associated with PAH and has the potential to be the first disease modifying therapy for PAH. Tenax Therapeutics intends to commence a Phase 3 trial of TNX-201 starting in 2H 2022.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing and customer acceptance of our product candidates; intellectual property risks; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:
John Mullaly
Managing Director
LifeSci Advisors, LLC
C: 617-429-3548
jmullaly@lifesciadvisors.com